Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Thermon Group Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-174039) on Form S-8 and registration statements (Nos. 333-181821 and 333-218848) on Form S-3 of Thermon Group Holdings, Inc. of our reports dated May 30, 2018, with respect to the consolidated balance sheets of Thermon Group Holdings, Inc. as of March 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2018, and the related notes (collectively the “consolidated financial statements”) and the effectiveness of internal control over financial reporting as of March 31, 2018, which reports appear in the March 31, 2018 Form 10‑K of Thermon Group Holdings, Inc.
Our report dated May 30, 2018, on the effectiveness of internal control over financial reporting as of March 31, 2018, contains an explanatory paragraph that states the Company acquired CCI Thermal Technologies Inc. during fiscal 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2018, CCI Thermal Technologies Inc.’s internal control over financial reporting whose financial statements reflect 35 percent of total assets (of which approximately 24 percent represents goodwill and intangible assets included within the scope of the assessment) and 13 percent of total revenues of the related consolidated financial statement amounts of Thermon Group Holdings, Inc. as of and for the year ended March 31, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of CCI Thermal Technologies, Inc.

/s/ KPMG LLP

San Antonio, Texas
May 30, 2018